Exhibit 99.1

Media Contact: Josh Havens

Email: jhavens@arcb.com

Phone: 479-494-8125

ABF Freight President Tim Thorne To Retire Later This Year

Seth Runser, currently ABF vice president – linehaul operations, named as successor

FORT SMITH, Arkansas, January 11, 2021 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, today announced that Tim Thorne, president of ArcBest less-than-truckload carrier ABF Freight®, will retire effective June 30, 2021, after a 31-year career with the company.

Seth Runser, ABF vice president – linehaul operations, will be promoted to the new role of ABF chief operating officer, effective Feb. 1, 2021, and will become ABF president on July 1, 2021.

Thorne has been president since October 2014. He joined ABF in 1990 as a supervisor assistant after serving as a captain in the U.S. Army. Prior to becoming president, Thorne held increasing roles of responsibility — as a service center manager in Alabama, Tennessee and Pennsylvania, as a regional vice president – operations in Utah and as vice president – linehaul operations.

“Over the past three decades, Tim has made significant and meaningful contributions to our company as ArcBest has expanded and diversified to meet customers’ needs,” said Judy R. McReynolds, ArcBest chairman, president and CEO. “He has approached each role with integrity, enthusiasm and excellence. I thank Tim for his dedication and longtime service to our organization, and I wish him, his wife Diane and their family the very best. He will be greatly missed.”

Under Thorne’s leadership, ABF ratified a 2018 labor agreement with the International Brotherhood of Teamsters and paid a profit-sharing bonus to eligible union employees for the first time in its nearly 100-year history.

“We have the very best people in the business, and it has been a great honor to serve as president of ABF,” Thorne said.

Runser, 36, joined the company in 2007 as a management trainee in Cleveland, Ohio. He has moved around the country, living in Youngstown, Ohio; Dallas, Texas; Akron, Ohio; Baltimore, Maryland; and Kansas City, Missouri, before relocating to the corporate headquarters in Fort Smith, Arkansas. Seth has extensive experience, having served as operations supervisor, regional training specialist, service center manager and regional vice president – operations before assuming his current role.

“Seth is a goal-oriented and values-driven leader who has a deep knowledge of our freight operations,” McReynolds said. “He will work to facilitate growth and ensure our ABF team continues its strong commitment to quality and providing a great customer experience. Tim and Seth will work closely in the coming months to ensure a smooth transition, and I am confident Seth will lead the team to continued success.”

A native of Ohio, Runser holds a bachelor’s degree in marketing from Kent State University.

“I am truly honored to be the next president of ABF, and I’m grateful to Judy for the confidence she has placed in me and to Tim for his leadership and support,” Runser said. “We have a proud history and are well positioned for the future. I’m excited to work with our team to achieve great things.”

ABF is a leading LTL carrier, operating over 240 service centers across North America.

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a leading logistics company with creative problem solvers who deliver innovative solutions for our customers’ supply chain needs. We’ll find a way to deliver knowledge, expertise and a can-do attitude with every shipment and supply chain solution, household move or vehicle repair. At ArcBest, we’re More Than Logistics®. For more information, visit arcb.com.

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